SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of
the Securities Exchange Act of 1934

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MANDALAY RESORT GROUP

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PRESS RELEASE

[MGM Mirage Logo]	[Mandalay Resort Group Logo]

MGM MIRAGE AND MANDALAY RESORT GROUP SIGN DEFINITIVE AGREEMENT
FOR MGM MIRAGE TO ACQUIRE MANDALAY FOR $71.00 PER SHARE IN CASH

Will Create The Premier Global Diversified Gaming and Leisure Company

     LAS VEGAS, JUNE 16, 2004 – MGM MIRAGE (NYSE: MGG) and Mandalay Resort Group (NYSE: MBG) today jointly announced that they have entered into a definitive merger agreement under which MGM MIRAGE will acquire Mandalay for $71.00 per share in cash, a premium of approximately 30% to Mandalay’s closing share price on the day before MGM MIRAGE made its initial offer. The total value of the acquisition is approximately $7.9 billion, including equity value of approximately $4.8 billion, $600 million of convertible debentures and the assumption of approximately $2.5 billion in outstanding Mandalay debt.

     The combination will bring together two leading gaming resort operators to form a highly diversified hospitality company appealing to a broad spectrum of the leisure and business travel and event markets.

     Following the acquisition, MGM MIRAGE will own and operate 28 properties throughout Nevada, Mississippi, Illinois, Michigan and New Jersey. The combined company will have an asset portfolio that includes Bellagio, MGM Grand Las Vegas, The Mirage, Mandalay Bay and Circus Circus. These properties cater to a broad customer base, ranging from value-oriented to ultra high-end and chic, and each provides a unique customer experience. Following completion of the transaction, MGM MIRAGE will also own the fifth largest convention center in the U.S., providing the opportunity to further develop Las Vegas as a significant convention alternative for consumers.

     Terry Lanni, Chairman and Chief Executive Officer of MGM MIRAGE, said, “This acquisition will create the world’s leading gaming and leisure company with an unmatched portfolio of resorts. Mandalay is an outstanding franchise with top-notch properties that complement MGM MIRAGE’s existing footprint as well as brands that are recognized and respected worldwide. The company also has an extremely talented and motivated group of employees, and we are excited to have them join our team. As our industry becomes increasingly competitive, and our company evolves into a multi-faceted entertainment, business and hospitality franchise, this transaction will allow us to serve the ever-growing needs of our customers with outstanding gaming, lodging, dining, entertainment and convention assets.”

     “Today’s announcement is the culmination of the hard work and dedication of our management team, who built Mandalay Resort Group into a premier company in destination entertainment,” said Mike Ensign, Mandalay’s Chairman and Chief Executive Officer. “We believe this outstanding combination delivers the full value of our franchise to our shareholders and creates growth opportunities for Mandalay employees. We will devote ourselves to a rapid and smooth integration of the two companies. The new company will prove an influential factor in the future of American entertainment.”

     Jim Murren, President, Chief Financial Officer and Treasurer of MGM MIRAGE said, “This combination will create a well-capitalized company that will generate significant free cash flow enabling it to further invest in our current portfolio of resorts as well as in new domestic and international growth opportunities. We strongly believe the opportunities arising from this acquisition can create a meaningful increase in long-term value for MGM MIRAGE shareholders. We are clearly bullish on Las Vegas and its potential, and believe the combination will better position us to meet the needs of a broad range of customers in an increasingly competitive regional and national gaming marketplace.”

     MGM MIRAGE expects the acquisition to be immediately accretive to earnings per share before synergies and that it will increase free cash flow. Pro forma 2003 revenues for the combined company are $6.5 billion, and MGM MIRAGE will be represented by more than 70,000 employees throughout the world.

     Under the terms of the transaction, Mandalay will terminate its quarterly dividend, but the $0.27 per share dividend declared on June 2, 2004, will be paid on August 2, 2004, as previously announced.

     The transaction is subject to the approval of Mandalay shareholders and to the satisfaction of customary closing conditions contained in the merger agreement,

including the receipt of all necessary regulatory and governmental approvals. MGM MIRAGE anticipates the transaction will be completed by the first quarter of 2005.

     Bank of America Corporation, Citigroup Inc., Deutsche Bank AG, JP Morgan Chase & Co. and Société Générale Group acted as financial advisors and Morgan Stanley provided a fairness opinion to MGM MIRAGE. Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP and Fried, Frank, Harris, Shriver & Jacobson LLP served as legal counsel to MGM MIRAGE. Merrill Lynch & Co., Inc. served as financial advisor and Cravath, Swaine & Moore LLP served as legal counsel to Mandalay Resort Group.

Conference Call/Webcast

MGM MIRAGE and Mandalay Resort Group management will host a conference call and webcast for the investment community on Wednesday, June 16, 2004 at 11:00 a.m. ET/8:00 a.m. PT to discuss their merger agreement announced today. To participate in the conference call, please dial 888-889-2497 (within the U.S.) or 973-935-8504 (outside the U.S.) fifteen minutes prior to the start of the call. A playback of the conference call will be available following the call. To access the playback, please dial 877-519-4471 (within the U.S.) or 973-341-3080 (outside the U.S.) and enter reservation number 4881692. A live webcast of the conference call will also be available online at http://mgg-mbg.transactionfacts.com.

About Mandalay Resort Group

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus — Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson. The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi. The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas. In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

About MGM MIRAGE

MGM MIRAGE owns and operates 12 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey. The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 40,000 employees committed to that result. Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas — The City of Entertainment, The Mirage, Treasure Island (“TI”), New York — New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company is a 50 percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE also owns a 25 percent interest in Triangle Casino, a local casino in Bristol, United Kingdom. The Company has entered into an agreement to sell MGM Grand Australia in Darwin, Australia. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

# # #

In connection with the proposed transaction, Mandalay Resort Group will be filing proxy statements and other materials with the Securities and Exchange Commission. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY ARE AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Mandalay and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding such individuals is included in Mandalay’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other material filed with the Securities and Exchange Commission concerning Mandalay and these individuals at the Securities and Exchange Commission’s website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Mandalay at Mandalay Resort Group, 3950 Las Vegas Boulevard South, Las Vegas, Nevada 89119, Attn: Investor Relations.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and MGM MIRAGE’s anticipated acquisition of Mandalay Resort Group. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. The pertinent risk factors for each company can be found in its Form 10-K on file with the SEC.

Contacts:	For MGM MIRAGE	For Mandalay Resort Group

Investors:	Jim Murren	Glenn Schaeffer
	President, CFO and Treasurer	President and CFO
	702-693-8877	702-632-6710

Media:	Alan Feldman	Joele Frank
	Senior Vice President, Public Affairs	Joele Frank, Wilkinson,Brimmer, Katcher
	702-891-714	212-355-4449

George Sard/Stephanie Pillersdorf
Citigate Sard Verbinnen
212-687-8080